EXHIBIT 99.5

December 22, 2025

APEX Tech Acquisition Inc. (the “Company”)

13501 Katy Freeway

Houston, TX 77079

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form S-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By:	/s/ Zheng Zeng
Zheng Zeng